Exhibit 3.1

ARTICLES OF RESTATEMENT

OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MONDELĒZ INTERNATIONAL, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation immediately prior to the restatement is: Mondelēz International, Inc.

2. The restatement does not contain an amendment to the articles of incorporation of the corporation.

3. The text of the restated articles of incorporation of the corporation is set forth in Exhibit A attached hereto.

4. The restatement was adopted by the corporation on March 12, 2013. The adoption of the restatement was duly approved by the board of directors. Shareholder approval of the restatement was not required because the restatement does not include an amendment to the articles of incorporation.

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These Articles of Restatement are executed in the name of Mondelēz International, Inc., on the 13th day of March, 2013, by:

/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President & Corporate Secretary

SCC ID No. 0550179-6

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MONDELĒZ INTERNATIONAL, INC.

ARTICLE I

The name of the corporation is Mondelēz International, Inc.

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful business not required to be specifically stated in these Articles.

ARTICLE III

The Corporation shall have the authority to issue five billion (5,000,000,000) shares of Class A Common Stock (the “Common Stock”), without par value, and five hundred million (500,000,000) shares of Preferred Stock, without par value. The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:

(A) Voting Powers

1. Each share of Common Stock outstanding on any voting record date shall be entitled to one vote in respect of any action of shareholders for which such voting record date was fixed. Except as otherwise required by the Virginia Stock Corporation Act (the “Act”), the exclusive general voting power for all purposes shall be vested in the Common Stock.

2. Except as otherwise required by the Act or by the Board of Directors acting pursuant to subsection B of Section 13.1-707 (or any successor provision) of the Act:

(i) the vote required to constitute any voting group’s approval of any corporate action except the election of directors, an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision), or the dissolution of the Corporation, shall be a majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists;

(ii) the vote required for the election of directors shall be as set forth in the By-Laws or, if not set forth in the By-Laws, the Act; and

(iii) the vote required to constitute approval of an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision) or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

(B) Common Stock

1.	Dividends

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

2.	Liquidation

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Article III(B)2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger or share exchange involving the Corporation and one or more other corporations (whether or not the Corporation is the corporation surviving such merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(C) Preferred Stock

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series, without any action required by the shareholders, by adopting an amendment to these Articles and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

ARTICLE IV

No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or to subscribe to (A) any shares of any class of the Corporation, whether now or hereafter authorized; (B) any warrants, rights, or options to purchase any such shares; or (C) any securities or obligations convertible into or exchangeable for any such shares or convertible into or exchangeable for warrants, rights, or options to purchase any such shares.

ARTICLE V

The number of directors shall be fixed by or in accordance with the By-Laws.

ARTICLE VI

(A) Definitions

For purposes of this Article VI, the following terms shall have the meanings indicated:

1. “eligible person” means a person who is or was a director, officer or employee of the Corporation or a person who is or was serving at the request of the Corporation as a director, trustee, partner, officer or employee of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan;

2. “expenses” includes, without limitation, counsel fees;

3. “liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

4. “party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

5. “proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

(B) Limitation of Liability

To the full extent that the Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors, officers or other eligible persons, no director or officer of the Corporation or other eligible person made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article VI.

(C) Indemnification

To the full extent permitted by the Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was an eligible person against any liability incurred by him in connection with such proceeding. To the same extent, the Corporation is empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

(D) Termination of Proceeding

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VI(B) or to his entitlement to indemnification under Article VI(C).

(E) Determination of Availability

The Corporation shall indemnify under Article VI(C) any eligible person who prevails in the defense of any proceeding. Any other indemnification under Article VI(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his entitlement to indemnification under Article VI(C).

The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) if a quorum cannot be obtained under clause (a) of this Article VI(E), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c) by special legal counsel:

(i) selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Article VI(E); or

(ii) if a quorum of the Board of Directors cannot be obtained under clause (a) of this Article VI(E) and a committee cannot be designated under clause (b) of this Article VI(E), selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

(d) by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and advancement of expenses and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorization and evaluations shall be made by those entitled under clause (c) of this Article VI(E) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed other than through successor Directors approved by the Board of Directors, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

(F) Advances

1. The Corporation may pay for or reimburse the reasonable expenses incurred by any eligible person (and for a person referred to in Article VI(G)) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Article VI(C) if any such person furnishes the Corporation:

(a) a written statement, executed personally, of his good faith belief that he has met any standard of conduct that is a prerequisite to his entitlement to indemnification pursuant to Article VI(C) or Article VI(G); and

(b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

The undertaking required by clause (b) of this Article VI(F) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

2. Authorizations of payments under this Article VI(F) shall be made by the persons specified in Article VI(E).

(G) Indemnification of Others

The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or may become a party to any proceeding, by reason of the fact that he is or was an agent of or consultant to the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VI(C). The provisions of Article VI(D), Article VI(E) and Article VI(F), to the extent set forth therein, shall be applicable to any indemnification provided hereafter pursuant to this Article VI(G).

(H) Application; Amendment

The provisions of this Article VI shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article VI shall impair or otherwise diminish the rights provided under this Article VI (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VI and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person or by a person referred to in Article VI(G) in connection with such actions and determinations or proceedings of any kind arising therefrom.

(I) Insurance

The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Article VI(G)) against any liability asserted against or incurred by him whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

(J) Further Indemnity

1. Every reference herein to directors, officers, trustees, partners, employees, agents or consultants shall include former directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI.

2. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws, or other arrangements (including without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

(K) Severability

Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.